Exhibit No. 15

February 9, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858, No. 333-116170 and No. 333-160438), and Form S-8 (File No. 33-44867, No. 33-89882 and No. 33-163350)

Commissioners:

We are aware that our report dated February 9, 2010 on our review of the interim financial information of Regis Corporation for the three and six month periods ended December 31, 2009 and 2008 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota